EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Black Tusk Mineral Inc.'s Annual Report on Form 10-KSB for the year ended May 31, 2007 of our Report of Independent Registered Public Accounting Firm, dated August 15, 2007.

/s/ MANNING ELLIOT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

August 29, 2007